VoiceAmerica Launches Breast Cancer Education Radio Show

(PRWEB) July 21, 2004 -- The host for the one-hour radio show is acclaimed Board
Certified General Surgeon, Dr. Deanna Attai. Dr. Attai earned her medical degree with honors from Georgetown University School of Medicine, and received her
General Surgery training at Georgetown University Hospital, Department of
Surgery.

Topics will include current methods of breast cancer diagnosis, human-interest segments, profiles of ordinary heroes, trends in treatment options, ways to support breast cancer research funding. Guests will include leaders in the field of breast cancer surgery, research, treatment, and supportive care. Dr. Attai
(and guests) will discuss how Breast Cancer research has progressed, as well as newer techniques that are now available to make early detection easier and treatments much less invasive and debilitating. Planned guests for the show include a breast radiologist, an oncologist, a plastic surgeon, physical therapists who will focus on rehabilitation after cancer surgery, an alternative
/ complementary physician who will discuss complementary and alternative treatments such as yoga and acupuncture, and an image / prosthetics consultant.

In addition to discussion and education provided by host Dr. Deanna Attai and her guests, the show features a call-in segment for live interaction among listeners, host and guests. Don't miss this one-of-a-kind show, Saturdays, 10
a.m. Pacific, 1 p.m. Eastern on www.VoiceAmerica.com. Rebroadcast is at 10 p.m.
Pacific time.

"The Breast Cancer Awareness Hour will tell the extraordinary stories of how ordinary women are transforming their health in conjunction with their health care professionals as well as in their communities. Across the country, people are supporting our mission, and they want a greater level of community, connectivity and authenticity in breast cancer diagnosis and treatment," Dr.
Attai said in a prepared statement.

"The Breast Cancer Awareness Hour allows listeners to follow the story of ordinary people doing extraordinary things to survive and thrive through what was once thought of as a diagnosis of death," she added.

Dr. Attai is a Breast Surgeon practicing in the Los Angeles area. She was educated at Vassar College and Georgetown University. A main focus of her practice is education, and she strongly believes that the more women understand about their bodies, the better they are able to participate in and control the decisions that affect their health. She provides personalized care for her patients, and is a respected member of her medical community. She has lectured to many Women's Organizations about Breast Cancer and other Women's Health
Issues.

For further information visit www.deannaattai.com, or www.voiceamerica.com.

VoiceAmericaSM, a SurfNet Media Group, Inc. network station, is a leading
Internet broadcast and digital media distribution technology company.
Broadcasting original content since September 2000, VoiceAmerica has become one of the best talk show radio stations on the Internet. VoiceAmerica broadcasts live twelve hours a day from 6am to 6pm PST. As a listener, all of our hosts and their guests encourage and welcome callers during the live broadcast. You can become part of a show with your questions or comments by simply calling
888-335-5204. Every show rebroadcasts exactly twelve hours later.

About SurfNet Media Group, Inc. SurfNet Media Group Inc. is an Internet
broadcast media company based in Tempe, AZ embracing freedom of speech, community, communication and commerce as rallying cries. SurfNet produces diverse audio content for targeted audiences streamed globally over the Internet
24/7. SurfNet's mission is to support free speech and expand communities utilizing the Internet as a vehicle for communication and commerce.

SurfNet produces approximately 75 original programs through its networks,
VoiceAmerica Radio ( www.voiceamerica.com) and BusinessAmericaSM Radio
(www.businessamericaradio.com ), providing an opportunity for talk show hosts with diverse interests and opinions to share their views on any subject in the
United States and throughout the world. In addition, SurfNet recently launched
RenegadeSM Talk Radio (www.renegadetalkradio.com ), which broadcasts 12 hours of live programming daily, offering edgy and provocative content designed to appeal to listeners who believe in the First Amendment and value freedom of speech.
SurfNet's music radio station, BoomBox Radio(R)www.boomboxradio.com , provides playtime for independent artists (indie music).

SurfNet's patented Metaphor(TM)technology is a new, cost-effective communications tool that facilitates rapid audience growth by loading to a website or desktop in seconds without downloading, streams audio and video content and modifies instantly from a single control point. Metaphor applications include a media player, an enterprise communications tool that bypasses email and viral contamination, and a multimedia toolbar and mini-web page.

SurfNet Media Group trades on the OTC market under the symbol, SFMN. Additional information can be found on SurfNet's website, www.surfnetmedia.com

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